Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Fiscal Second Quarter 2022 Financial Results

Strategic Decision to Expand One World of Citrus and to Explore Sale of Certain Assets for “Asset Lighter” Business Model

4% Revenue Growth in the Second Quarter Fiscal 2022 Compared to PY, Driven by Increased Avocado and Orange Revenues

Strong Avocado Profitability for First Six Months of Fiscal 2022; Expect Higher Pricing to Continue Driving Avocado Profitability for Third Quarter of FY 2022

Announced Fallowing Program in Yuma, AZ, Resulting in More Than 1.3 Billion Gallons of Water Saved and a $1.0 Million Increase in Operating Results Over Last Year

SANTA PAULA, Calif.-- (BUSINESS WIRE) – June 7, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2022.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We enter the second half of fiscal year 2022 with an improving topline driven by increased revenues for avocados, oranges and specialty citrus in the second quarter of fiscal year 2022. Our avocado segment has continued to outperform expectations this fiscal year with pricing over 50% higher year-over-year in the second quarter and strong demand leading us to expect continued strong profitability for the third quarter of fiscal year 2022. Lemon pricing remained challenged in the second quarter as the domestic lemon market works through a surplus of inventory; however, we were encouraged to see the lemon export market begin to slowly return to normal. The topline improvement in the second quarter was partially offset by the cost side of our business, as our industry continues to face rising labor costs and higher packing and supplier costs.”

Mr. Edwards continued, “In order to unlock the value of our many assets and better leverage our leading global citrus position, our Board of Directors has formulated a strategic plan to expand One World of Citrus, increase our avocado plantings and sell certain assets to dramatically increase our cash flow in the near future. We expect to increase our One World of Citrus business by focusing on growth of “asset lighter” sales using more GROWER PARTNER fruit in order to reduce the impact of pricing volatility and farming costs. We will continue to develop “best in class” grower services to recruit additional grower partners. We have over 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina with a fair-market-value of over $600 million in today’s market yet a book value on Limoneira’s balance sheet of $220 million because many of these assets were acquired years ago at a low-cost basis. Selective monetization of certain assets in Limoneira’s portfolio creates a tremendous value creation opportunity for our shareholders.”

"A recent example of our efforts to streamline our operations and become a more efficient organization is the recently announced fallowing program with the Yuma Mesa Irrigation and Drainage District at our Associated

Citrus Packers ranch. At Limoneira, we have long been an advocate of prudent and efficient water management and continue to be a leader in conservation and preservation efforts within the greater Western United States. With this agreement we will not only help to further our sustainability initiatives through efforts to minimize fresh-water shortages to residents in Arizona and the Lower Colorado River Basin, but also create value within our existing asset base. This program will save more than 1.3 billion gallons of water annually and increase operating results by over $1.0 million over last year for our Company. We continue to evaluate all potential options for our assets with the goal of further deleveraging the Company’s balance sheet and unlocking significant value for our shareholders.”

Fiscal Year 2022 Second Quarter Results

For the second quarter of fiscal year 2022, total net revenue was $46.8 million, compared to total net revenue of $45.1 million in the second quarter of the previous fiscal year. Agribusiness revenue was $45.4 million, compared to $44.0 million in the second quarter of last fiscal year. Other operations revenue was $1.4 million for the second quarter of fiscal year 2022, compared to $1.1 million in the second quarter of the previous fiscal year.

Agribusiness revenue for the second quarter of fiscal year 2022 includes $27.3 million in fresh lemon sales, compared to $28.7 million of fresh lemon sales during the same period of fiscal year 2021. Approximately 1,552,000 cartons of U.S. packed fresh lemons were sold in aggregate during the second quarter of fiscal year 2022 at a $17.57 average price per carton compared to approximately 1,528,000 cartons sold at an $18.79 average price per carton during the second quarter of fiscal year 2021. Lemon revenues in the second quarter of fiscal year 2022 and 2021 included brokered fruit and other lemon sales of $2.7 million and $2.3 million, respectively. Brokered fruit revenue is primarily comprised of packed fruit for resale where the Company is the principal in the transaction.

The Company recognized $3.6 million of avocado revenue in the second quarter of fiscal year 2022, compared to $2.7 million of avocado revenue in the same period last fiscal year. Approximately 1.9 million pounds of avocados were sold in aggregate during the second quarter of fiscal year 2022 at a $1.90 average price per pound, compared to approximately 2.1 million pounds sold at a $1.26 average price per pound during the second quarter of fiscal year 2021.

The Company recognized $2.6 million of orange revenue in the second quarter of fiscal year 2022, compared to $1.4 million in the same period of fiscal year 2021. Approximately 328,000 cartons of oranges were sold during the second quarter of fiscal year 2022 at a $7.98 average price per carton, compared to approximately 154,000 cartons sold at a $9.12 average price per carton during the second quarter of fiscal year 2021. Specialty citrus and other crops revenue for the second quarter of fiscal year 2022 was $1.4 million, compared to $1.2 million in the same period of fiscal year 2021.

Total costs and expenses for the second quarter of fiscal year 2022 were $44.2 million, compared to $42.7 million in the second quarter of last fiscal year. The increase was primarily attributable to increases in packing costs and growing costs.

Operating income for the second quarter of fiscal year 2022 increased to $2.6 million, compared to operating income of $2.4 million in the second quarter of the previous fiscal year.

Net income attributable to common stock for the second quarter of fiscal year 2022 was $1.4 million, compared to net income of $1.8 million in the second quarter of fiscal year 2021. Net income per diluted share for the second quarter of fiscal year 2022 was $0.08, compared to net income per diluted share of $0.10 for the same period of fiscal year 2021.

Adjusted net income for the second quarter of fiscal year 2022 was $1.7 million or $0.10 per diluted share, compared to the second quarter of fiscal year 2021 of $1.8 million or $0.10 per diluted share. A reconciliation of net income attributable to Limoneira Company to adjusted net income is provided at the end of this earnings release.

Adjusted EBITDA was $5.8 million in the second quarter of fiscal year 2022, compared to $6.0 million in the same period of fiscal year 2021. A reconciliation of net income attributable to Limoneira Company to adjusted EBITDA is provided at the end of this earnings release.

Fiscal Year 2022 First Six Months Results

For the six months ended April 30, 2022, revenue was $86.0 million, compared to $83.4 million in the same period last fiscal year. Operating loss for the first six months of fiscal year 2022 was $7.0 million, compared to operating loss of $3.3 million in the same period last fiscal year. Net loss attributable to common stock, after preferred dividends, was $5.2 million for the first six months of fiscal year 2022, compared to net loss attributable to common stock of $2.5 million in the same period last fiscal year. Net loss per diluted share for the first six months of fiscal year 2022 was $0.30, compared to a net loss per diluted share of $0.15 in the same period of fiscal year 2021.

For the first six months of fiscal year 2022, adjusted net loss attributable to common stock was $4.5 million compared to adjusted net loss attributable to common stock of $2.6 million for the same period in fiscal year 2021. In the first six months of fiscal year 2022, adjusted net loss per diluted share was $0.26 compared to adjusted net loss per diluted share of $0.15 for the same period in fiscal year 2021, based on approximately 17.5 million and 17.4 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the first half of fiscal year 2022, net cash used in operating activities was $1.2 million, compared to net cash provided by operating activities of $4.6 million in the prior fiscal year. For the first half of fiscal year 2022, net cash used in investing activities was $0.4 million, compared to $5.5 million in the prior fiscal year. Net cash provided by financing activities was $2.3 million for the first half of fiscal year 2022, compared to $1.9 million in the same period last fiscal year.

Long-term debt as of April 30, 2022, was $135.6 million, compared to $130.4 million at the end of fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2021, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development. We are currently in negotiations on Phase 2 which represents 554 residential units.

In March 2022, the joint venture with Lewis signed a letter of intent to purchase 17 acres from Limoneira to potentially develop an additional 200 residential units. We expect to receive approximately $8.0 million by the end of fiscal year 2022 from this new transaction with the joint venture.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in fiscal year 2022. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. As of April 30, 2022, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

The COVID-19 pandemic has had an adverse impact on the industries and markets in which the Company conducts business. In particular, the United States lemon market saw a significant decline in volume, with lemon demand falling since March 2020, resulting in a significant market oversupply. The export market for fresh produce also significantly declined due to the COVID-19 pandemic impacts. As of April 30, 2022, the demand within both markets is recovering but has not yet returned to pre-pandemic levels.

The decline in demand for Limoneira’s products beginning the second quarter of fiscal year 2020, which the Company believes was due to the COVID-19 pandemic, negatively impacted sales and profitability for the last three quarters of fiscal year 2020, all of fiscal year 2021, and the first six months of fiscal year 2022. While the duration of these trends and the magnitude of such impacts cannot be precisely estimated at this time, as they are influenced by a number of factors outside management’s control, the Company expects improvement in fiscal year 2022 compared to fiscal year 2021.

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business and industry logistics on a global basis. The Company expects it will experience improving results in fiscal year 2022 compared to fiscal year 2021 due to its stronger position in retail food and club grocery and growing brokered fruit revenues. The resurgence of COVID-19 during the first half of this year pressured lemon prices. As food service and export markets recover, the Company expects lemon prices to increase in the second half of fiscal year 2022 compared to the prior year period.

The Company continues to expect fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2022. The Company expects avocado volumes to be in the range of 6.0 million to 7.0 million pounds for fiscal year 2022 and strong profitability for the third quarter of fiscal year 2022.

The Company expects cash distributions to be $95 million from Harvest at Limoneira during the next five fiscal years, beginning in fiscal year 2022.

Harvest at Limoneira Cash Flow Projections

Fiscal Year	2022	2023	2024	2025	2026
Projected Distributions	$8 Million	$15 Million	$27 Million	$30 Million	$15 Million

The Company has an additional 1,000 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,000 acres to become full bearing in fiscal year 2022. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2021 level by approximately 50%, or by about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, June 21, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13728259.

About Limoneira Company
Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	April 30, 2022	October 31, 2021
Assets
Current assets:
Cash	$960	$439
Accounts receivable, net	22,139	17,483
Cultural costs	2,858	7,500
Prepaid expenses and other current assets	10,648	10,709
Receivables/other from related parties	5,347	5,958
Total current assets	41,952	42,089

Property, plant and equipment, net	239,594	242,420
Real estate development	23,049	22,828
Equity in investments	64,290	64,072
Goodwill	1,520	1,527
Intangible assets, net	7,873	8,329
Other assets	12,466	11,011
Total assets	$390,744	$392,276

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,800	$8,963
Growers and suppliers payable	9,495	10,371
Accrued liabilities	6,802	6,542
Payables to related parties	8,035	6,976
Current portion of long-term debt	3,678	2,472
Total current liabilities	37,810	35,324
Long-term liabilities:
Long-term debt, less current portion	135,575	130,353
Deferred income taxes	20,975	22,853
Other long-term liabilities	5,598	4,501
Total liabilities	199,958	193,031
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2022 and October 31, 2021) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2022 and October 31, 2021) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2022 and October 31, 2021)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,972,528 and 17,936,377 shares issued and 17,721,551 and 17,685,400 shares outstanding at April 30, 2022 and October 31, 2021, respectively)	180	179
Additional paid-in capital	164,253	163,965
Retained earnings	13,691	21,552
Accumulated other comprehensive loss	(6,539)	(5,733)
Treasury stock, at cost, 250,977 shares at April 30, 2022 and October 31, 2021	(3,493)	(3,493)
Noncontrolling interest	11,884	11,965
Total equity	179,976	188,435
Total liabilities and stockholders' equity	$390,744	$392,276

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2022	2021	2022	2021
Net revenues:
Agribusiness	$45,369	$43,989	$83,452	$81,126
Other operations	1,381	1,143	2,572	2,281
Total net revenues	46,750	45,132	86,024	83,407
Costs and expenses:
Agribusiness	37,599	36,442	78,843	73,380
Other operations	1,093	1,090	2,167	2,172
Loss on disposal of assets, net	346	—	261	—
Selling, general and administrative	5,126	5,216	11,725	11,111
Total costs and expenses	44,164	42,748	92,996	86,663
Operating income (loss)	2,586	2,384	(6,972)	(3,256)
Other (expense) income:
Interest income	27	25	48	68
Interest expense, net of patronage dividends	(696)	(622)	(481)	(488)
Equity in earnings of investments, net	299	643	350	1,009
Other income, net	78	57	93	51
Total other (expense) income	(292)	103	10	640

Income (loss) before income tax (expense) benefit	2,294	2,487	(6,962)	(2,616)
Income tax (expense) benefit	(722)	(974)	1,928	213
Net income (loss)	1,572	1,513	(5,034)	(2,403)
Net (income) loss attributable to noncontrolling interest	(11)	420	77	128
Net income (loss) attributable to Limoneira Company	1,561	1,933	(4,957)	(2,275)
Preferred dividends	(126)	(126)	(251)	(251)
Net income (loss) attributable to common stock	$1,435	$1,807	$(5,208)	$(2,526)

Basic net income (loss) per common share	$0.08	$0.10	$(0.30)	$(0.15)

Diluted net income (loss) per common share	$0.08	$0.10	$(0.30)	$(0.15)

Weighted-average common shares outstanding-basic	17,511,000	17,461,000	17,461,000	17,429,000
Weighted-average common shares outstanding-diluted	17,511,000	17,461,000	17,461,000	17,429,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes named executive officer severance and loss (gain) on disposal of assets, are important measures to evaluate our results of operations between periods on a more comparable basis. In addition, we have presented adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company to reflect the exclusion of named executive officer severance and loss (gain) on disposal of assets. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2022	2021	2022	2021
Net income (loss) attributable to Limoneira Company	$1,561	$1,933	$(4,957)	$(2,275)
Interest income, net	(27)	(25)	(48)	(68)
Interest expense, net of patronage dividends	696	622	481	488
Income tax expense (benefit)	722	974	(1,928)	(213)
Depreciation and amortization	2,483	2,552	4,963	5,053
EBITDA	5,435	6,056	(1,489)	2,985
Named executive officer severance	—	—	770	—
Loss (gain) on disposal of assets, net	346	(16)	261	(16)
Adjusted EBITDA	5,781	6,040	$(458)	$2,969

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) for basic EPS (in thousands, except share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2022	2021	2022	2021
Net income (loss) attributable to Limoneira Company	$1,561	$1,933	$(4,957)	$(2,275)
Preferred dividends and earnings allocated to unvested, restricted stock	(141)	(143)	(280)	(286)
Net income (loss) for basic EPS	1,420	1,790	(5,237)	(2,561)
Named executive officer severance	—	—	770	—
Loss (gain) on disposal of assets, net	346	(16)	261	(16)
Tax effect of adjustments at federal and state rates	(101)	2	(300)	2
Adjusted net income (loss) for basic EPS	$1,665	$1,776	$(4,506)	$(2,575)

Adjusted net income (loss) for diluted EPS	$1,665	$1,776	$(4,506)	$(2,575)

Actual:
Basic net income (loss) per common share	$0.08	$0.10	$(0.30)	$(0.15)
Diluted net income (loss) per common share	$0.08	$0.10	$(0.30)	$(0.15)

Weighted-average common shares outstanding-basic	17,511,000	17,461,000	17,461,000	17,429,000
Weighted-average common shares outstanding-diluted	17,511,000	17,461,000	17,461,000	17,429,000
Adjusted:
Basic net income (loss) per common share	$0.10	$0.10	$(0.26)	$(0.15)
Diluted net income (loss) per common share	$0.10	$0.10	$(0.26)	$(0.15)

Weighted-average common shares outstanding-basic	17,511,000	17,461,000	17,461,000	17,429,000
Weighted-average common shares outstanding-diluted	17,511,000	17,461,000	17,461,000	17,429,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended April 30, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$30,992	$6,743	$—	$3,576	$4,058	$45,369
Intersegment revenue	—	9,373	(9,373)	—	—	—
Total net revenues	30,992	16,116	(9,373)	3,576	4,058	45,369
Costs and expenses	27,222	11,662	(9,373)	2,073	3,828	35,412
Depreciation and amortization	—	—	—	—	—	2,187
Operating income	$3,770	$4,454	$—	$1,503	$230	$7,770

	Agribusiness Segment Information for the Three Months Ended April 30, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$32,600	$6,103	$—	$2,707	$2,579	$43,989
Intersegment revenue	—	9,282	(9,282)	—	—	—
Total net revenues	32,600	15,385	(9,282)	2,707	2,579	43,989
Costs and expenses	28,629	10,874	(9,282)	1,433	2,503	34,157
Depreciation and amortization	—	—	—	—	—	2,285
Operating income	$3,971	$4,511	$—	$1,274	$76	$7,547

Lemons	Q2 2022	Q2 2021	Lemon Packing	Q2 2022	Q2 2021
United States:			Cartons packed and sold	1,552	1,528
Acres harvested	3,600	3,600	Revenue	$16,116	$15,385
Limoneira cartons sold	757	732	Direct costs	11,662	10,874
Third-party grower cartons sold	795	758	Operating income	$4,454	$4,511
Average price per carton	$17.57	$19.11
Chile:			Avocados	Q2 2022	Q2 2021
Lemon revenue	$2,400	$900	Pounds sold	1,877	2,142
40-pound carton equivalents	213	93	Average price per pound	$1.90	$1.26
Argentina:
Lemon revenue	$—	$900	Other Agribusiness	Q2 2022	Q2 2021
40-pound carton equivalents	—	38	Orange cartons sold	328	154
			Average price per carton	$7.98	$9.12
Lemon shipping and handling	$6,700	$6,100	Specialty citrus cartons sold	254	129
Lemon by-product sales	$1,100	$1,600	Average price per carton	$5.68	$9.11
Brokered fruit and other lemon sales	$300	$1,400

Agribusiness costs and expenses	Q2 2022	Q2 2021
Packing costs	$12,277	$11,653
Harvest costs	5,566	5,520
Growing costs	7,997	6,713
Third-party grower and supplier costs	9,572	10,271
Depreciation and amortization	2,187	2,285
Agribusiness costs and expenses	$37,599	$36,442